Exhibit 99.1

Transcript of Charles T. Munger’s Comments Regarding CORT Business Services Corporation

In response to a question from a shareholder at the Wesco Annual Shareholders meeting regarding CORT Business Services Corporation and its prospects, Charles Munger, Chairman of Wesco, stated as follows:

“Well, of course five years ago we bought CORT at the height of the venture-capital-financed, new-business-formation boom, and you can argue that we made a macro-economic mistake because, when the bubble blew up and CORT’s earnings power basically went from substantial to zero for awhile, there were convulsions. As you can see from the first quarter earnings, CORT is now coming back. And there is a class of people in America who want to rent furniture and not own it. They just want to rent it for awhile and then give it back. And CORT is the biggest enterprise of its kind in that odd market niche, and they’ve been doing it for a long time, and they know better how to sell the used furniture. They are big enough to get good prices on the new furniture and so on, and they’ve got clever incentive systems in their widely distributed offices. So, they’re trying to be the Enterprise Rent-a-Car equivalent in the furniture rental business, and it’s not a gold mine, but we think it will be a very satisfactory business over time. And we love the way they run it, and if they had a tough stretch, well that comes with life.”